As filed with the Securities and Exchange Commission on January 28, 2009
Registration Statement No. [ ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NAVIOS MARITIME PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
85 Akti Miaouli Street
Piraeus, Greece 185 38
(011) +30 210 459 5000
(Address and telephone number of Registrant’s principal executive offices)
Trust Company of the Marshall Islands, Inc.
Trust Company Complex, Ajeltake Island
P.O. Box 1405
Majuro, Marshall Islands MH96960
(011) +30 210 429 3223
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Kenneth R. Koch, Esq.
Todd E. Mason, Esq.
Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
The Chrysler Center
666 Third Avenue
New York, New York 10017
(212) 935-3000 (telephone number)
(212) 983-3115 (facsimile number)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment pursuant to General Instruction I.C. or a post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Aggregate Offering	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Price Per Unit(1)	Offering Price(1)	Registration Fee(2)
Common units representing limited partnership interests
Debt Securities
Total			$500,000,000.00	$19,650.00

(1)	An indeterminate principal amount or number of our common units and debt securities may be issued in primary offerings from time to time at indeterminate prices, with an aggregate offering price not to exceed $500,000,000.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion,
Preliminary Prospectus dated January 28, 2009
PROSPECTUS
$500,000,000
Navios Maritime Partners L.P.
Common Units
Representing Limited Partnership Interests
Debt Securities

     We may, from time to time, issue up to $500,000,000 aggregate principal amount of common units and/or debt securities. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement. Our common units are listed on the New York Stock Exchange under the symbol “NMM.” On January 27, 2009, the last reported sales price of our common units on the NYSE was $7.65 per common unit.
     Investing in our common units involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is [     ] [  ], 2009.

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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Page
WHERE YOU CAN FIND MORE INFORMATION	57
FINANCIAL STATEMENTS	F-1
EX-23.1: CONSENTS OF PRICEWATERHOUSECOOPERS S.A.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a ‘‘shelf’’ registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S.$500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.
     References in this prospectus to “Navios Maritime Partners L.P.,” “Navios Partners,” “we,” “our,” “us” or similar terms when used in a present tense or for historical periods since November 16, 2007 refer to Navios Maritime Partners L.P. and its subsidiaries. References in this prospectus to “Navios Holdings” refer, depending on the context, or for historical periods prior to November 16, 2007 refer to Navios Maritime Holdings Inc. and its subsidiaries, including Navios ShipManagement Inc., or Navios ShipManagement. Navios ShipManagement (an affiliate of our general partner) manages the commercial and technical operation of our fleet pursuant to a management agreement and provides administrative services to us pursuant to an administrative services agreement. References in this prospectus referring to “existing credit facility,” “credit facility” or similar terms refer to our revolving credit facility, as will be amended on January 2009.
     You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information”. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC.  This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC.  The information incorporated by reference is an important part of this prospectus.  Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.
We incorporate by reference into this prospectus the documents listed below:
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 (the “Annual Report”);

•	our Current Report on Form 6-K/A reporting results for the fiscal quarter ended September 30, 2008 filed on January 28, 2009;

•	our Current Report on Form 6-K dated July 10, 2008, filed on July 10, 2008;

•	our Current Report on Form 6-K dated July 1, 2008, filed on July 2, 2008;

•	all subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus; and

•	our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate by reference in this prospectus.
These reports contain important information about us, our financial condition and our results of operations.
You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above.  You also may request a copy of any document incorporated by reference in this prospectus (excluding exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our Internet website at www.capitalpplp.com, or by writing or calling us at the following address:
85 Akti Miaouli Street
Piraeus, Greece 185 38
(011) +30 210 459 5000
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with any information.  You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

SUMMARY
          The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading ‘‘Risk Factors’’ beginning on page 4.
Navios Maritime Partners L.P.
          We are an international owner and operator of Capesize and Panamax vessels, formed on August 7, 2007 under the laws of Marshall Islands by Navios Maritime Holdings Inc. (“Navios Holdings”), a vertically integrated seaborne shipping and logistics company with over 50 years of operating history in the drybulk shipping industry. Navios GP L.L.C. (the “General Partner”), a wholly-owned subsidiary of Navios Holdings, was also formed on that date to act as the general partner of Navios Partners and received a 2% general partner interest. Our vessels are employed under long-term time charters with an average remaining term of approximately 4.4 years to a strong group of counterparties, consisting of Mitsui O.S.K. Lines Ltd., Cargill International SA, Ltd., Rio Tinto Shipping Pty Ltd., Augustea Atlantica SrL Charterers, The Sanko Steamship Co., Ltd. and Daiichi Chuo Kisen Kaisha.
          In connection with our IPO, on November 16, 2007, we acquired interests in five wholly-owned subsidiaries of Navios Holdings, each of which owned a Panamax drybulk carrier, as well as interests in three wholly-owned subsidiaries of Navios Holdings that operated and had options to purchase three additional vessels in exchange for (a) all of the net estimated proceeds of $193.3 million from the sale of 10,000,000 common units in the IPO and the sale of 500,000 common units in a concurrent private offering to a corporation owned by Navios Partners’ Chairman and CEO, (b) $160.0 million drawn under a credit facility entered into in connection with our IPO, (c) 7,621,843 subordinated units issued to Navios Holdings and (d) the issuance to the General Partner of the 2% general partner interest and all incentive distribution rights in Navios Partners. Initially, Navios Holdings had a 43.2% interest in Navios Partners, including the 2% general partner interest.
          After the issuance on July 1, 2008 of 3,131,415 common units to Navios Holdings for the acquisition of Navios Aurora I, and the issuance of additional general partner units, there are currently outstanding: 13,631,415 common units, 7,621,843 subordinated units and 433,740 general partner units. As of December 31, 2008, Navios Holdings owned a 51.6% interest in Navios Partners, including the 2% general partner interest.
          Navios Partners is engaged in the seaborne transportation services of a wide range of drybulk commodities including iron ore, coal, grain and fertilizer, chartering its vessels under medium to long-term charters.
          Our fleet consists of eight modern, active Panamax vessels, one modern Capesize vessel and one newbuild Capesize vessel, Navios TBN I, which we have agreed to purchase from Navios Holdings when it is delivered, which is expected to occur in June 2009. Assuming delivery of Navios TBN I in June 2009, our fleet of high-quality Panamax and Capesize vessels will have an average age, weighted by dead weight ton, of approximately 5.5 years in June 2009, which is significantly younger than the current industry average of about 16 years. Panamax vessels are highly flexible vessels capable of carrying a wide range of drybulk commodities, including iron ore, coal, grain and fertilizer and of being accommodated in most major discharge ports, while Capesize vessels are primarily dedicated to the carriage of iron ore and coal. We may from time to time purchase additional vessels, including vessels from Navios Holdings.
     All of our current vessels operate under long-term time charters of three or more years at inception with counterparties that we believe are creditworthy. Under certain circumstances we may operate vessels in the spot market until the vessels have been fixed under appropriate long-term charters.

     We use the expertise and reputation of Navios Holdings to pursue additional growth opportunities in the Panamax and Capesize markets and in other drybulk shipping markets. We seek to grow our fleet through purchasing additional vessels from Navios Holdings, selectively pursuing open market acquisition opportunities and entering into long-term charter-in contracts. Pursuant to the omnibus agreement we entered into with Navios Holdings, we have the right to purchase additional Panamax and Capesize vessels from Navios Holdings when those vessels are fixed under charters of three or more years upon the expiration of their current charters or upon completion of their construction.
     Navios Holdings manages the commercial and technical operation of our fleet through its wholly-owned subsidiary, Navios ShipManagement. Navios Holdings has an experienced management team with a long track record, a reputation for technical expertise in managing and operating vessels, and strong relationships with leading charterers and shipyards. We believe we will have stable and growing cash flows through the combination of the long-term nature of our charters and our commercial and technical management agreement with Navios ShipManagement, which provides for a fixed management fee through November 16, 2009.
     The following table provides summary information about our fleet:
FLEET PROFILE
Owned Vessels

					Charter
					Rate per
Vessels	Type	Built	DWT	Expiration Date (1)	day (2)
Navios Gemini S	Panamax	1994	68,636	February 2009	$19,523
				February 2014	$24,225
Navios Libra II	Panamax	1995	70,136	December 2010	$23,513
Navios Felicity	Panamax	1997	73,867	April 2013	$26,169
Navios Galaxy I	Panamax	2001	74,195	February 2018	$21,937
Navios Alegria	Panamax	2004	76,466	December 2010	$23,750
Navios Fantastiks	Capesize	2005	180,265	March 2011	$32,279
				March 2014	$36,290
Navios Aurora I (3)	Panamax	2005	75,397	February 2009	33,863
				April 2009	3,000
				April 2010	11,000
				September 2013	17,000
Owned Vessels to be delivered

					Charter
Vessels	Type	Expected Delivery	DWT	Delivery date	Rate
Navios TBN I (4)	Capesize	June 2009	180,000	June 2014	$47,400
Long-term Chartered-in Vessels

					Charter	Purchase
Vessels	Type	Built	DWT	Expiration Date	Rate	option
Navios Prosperity	Panamax	2007	82,535	July 2012	$24,000	Yes (5)
Navios Aldebaran	Panamax	2008	76,500	March 2013	$28,391	Yes (6)

(1)	Represents the initial expiration date of the time charter and, if applicable, the new time charter expiration date for the vessels with new time charters.

(2)	Net time charter-out rate per day (net of commissions). Represents the charter-out rate during the time charter period, prior to the time charter expiration date and, if applicable, the charter-out rate under the new time charter.

(3)	In January 2009 Navios Partners and its counterparty to the Navios Aurora I charter party mutually agreed for a lump sum amount of approximately $30.5 million to be received in the first quarter of 2009. Under a new charter agreement, the balance of the aggregate value of the original contract will be allocated to the period until its original expiration.

(4)	We have agreed to purchase Navios TBN I, when it is delivered in June 2009, from Navios Holdings for $130.0 million, which we expect to fund through borrowings under our existing credit facility and the issuance of additional common units at such time.

(5)	Navios Prosperity is chartered-in until June 2014 and we have options to extend for two one-year periods. We have the option to purchase the vessel after July 2012 at a purchase price that is initially 3.8 billion Japanese Yen ($42.1 million based upon the exchange rate at December 31, 2008), declining pro rata by 145 million Japanese Yen ($1.60 million based upon the exchange rate at December 31, 2008) per calendar year.

(6)	Navios Aldebaran was delivered on March 17, 2008. Navios Aldebaran is chartered-in until March 2015 and we have options to extend for two one-year periods. We have the option to purchase the vessel after March 2013 at a purchase price that is initially 3.6 billion Japanese Yen ($40.0 million based upon the exchange rate at December 31, 2008) declining pro rata by 150 million Japanese Yen ($1.65 million based upon the exchange rate at December 31, 2008) per calendar year.
          Additionally, we have the option to acquire a newbuild Capesize vessel, Navios TBN II, from Navios Holdings upon delivery of such vessel to Navios Holdings which is expected to occur in October 2009.

RISK FACTORS
          Although many of our business risks are comparable to those a corporation engaged in a similar business would face, limited partner interests are inherently different from the capital stock of a corporation. You should carefully consider the following risk factors together with all of the other information included in this prospectus when evaluating an investment in our common units.
          If any of the following risks actually occur, our business, financial condition, cash flows or operating results could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.
Risks Inherent in Our Business
          We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution on our common units following the establishment of cash reserves and payment of fees and expenses or to maintain or increase distributions.
          We may not have sufficient cash available each quarter to pay the minimum quarterly distribution of $0.35 per common unit, or any distribution following the establishment of cash reserves and payment of fees and expenses. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which may fluctuate based on numerous factors including, among other things:
•	the rates we obtain from our charters and the market for long-term charters when we recharter our vessels;

•	the level of our operating costs, such as the cost of crews and insurance, following the expiration of the fixed term of our management agreement pursuant to which we pay a fixed daily fee until November 2009;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, scheduled inspection, maintenance or repairs of submerged parts, or drydocking, of our vessels;

•	demand for drybulk commodities;

•	supply of drybulk vessels;

•	prevailing global and regional economic and political conditions; and

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business.
          The actual amount of cash we will have available for distribution also will depend on other factors, some of which are beyond our control, such as:

•	the level of capital expenditures we make, including those associated with maintaining vessels, building new vessels, acquiring existing vessels and complying with regulations;

•	our debt service requirements and restrictions on distributions contained in our debt instruments;

•	interest rate fluctuations;

•	the cost of acquisitions, if any;

•	fluctuations in our working capital needs;

•	our ability to make working capital borrowings, including the payment of distributions to unitholders; and

•	the amount of any cash reserves, including reserves for future maintenance and replacement capital expenditures, working capital and other matters, established by our board of directors in its discretion.
          The amount of cash we generate from our operations may differ materially from our profit or loss for the period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.
The cyclical and volatile nature of the international drybulk shipping industry may lead to decreases in long-term charter rates and lower vessel values, resulting in decreased distributions to our common unitholders.
          The shipping business, including the dry cargo market, is cyclical in varying degrees, experiencing severe fluctuations in charter rates, profitability and, consequently, vessel values. For example, during the period from October 30, 2007 to December 31, 2008, the Baltic Exchange’s Panamax time charter average daily rates experienced a low of $3,537 and a high of $94,977. Additionally during the period from January 1, 2008 to December 31, 2008, the Baltic Exchange’s Capesize time charter average daily rates experienced a low of $2,316 and a high of $233,988. We anticipate that the future demand for our drybulk carriers and drybulk charter rates will be dependent upon demand for imported commodities, economic growth in the emerging markets, including the Asia Pacific region, India, Brazil and Russia and the rest of the world, seasonal and regional changes in demand and changes to the capacity of the world fleet. Recent adverse economic, political, social or other developments have decreased demand and prospects for growth in the shipping industry and thereby could reduce revenue significantly. A decline in demand for commodities transported in drybulk carriers or an increase in supply of drybulk vessels could cause a further decline in charter rates, which could materially adversely affect our results of operations and financial condition. The demand for vessels, in general, has been influenced by, among other factors:

•	global and regional economic conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, such as port congestion and canal closures;

•	weather and crop yields;

•	armed conflicts and terrorist activities;

•	political developments; and

•	embargoes and strikes.
          In connection with the IPO, we entered into a share purchase agreement with a subsidiary of Navios Holdings to purchase its interests in the subsidiary that owns the newbuilding Capesize Navios TBN I at the pre-determined purchase price of $130.0 million. We will purchase from a subsidiary of Navios Holdings its interests in the subsidiary that owns the newbuilding upon delivery of the vessel to the subsidiary. Even if the market value of the Capesize declines by the time the newbuilding is actually delivered to the vessel-owning subsidiary, we will still be required to purchase the interests in that subsidiary at the price specified in the share purchase agreement. As a result, we may pay substantially more for that vessel than we would pay if we were to purchase that vessel from an unaffiliated third party.
          If we sell a vessel at a time when the market value of our vessels has fallen, the sale may be at less than the vessel’s carrying amount, resulting in a loss. A decline in the market value of our vessels is a default under our existing credit facility of $295.0 million, or any other prospective credit facility to which we become a party, affect our ability to refinance our existing credit facility and/or limit our ability to obtain additional financing.
Charter rates in the drybulk shipping industry have decreased from their historically high levels and may decrease further in the future, which may adversely affect our earnings and ability to pay dividends.
          The industry’s current charter rates have decreased from their historic highs reached in the second quarter of 2008. If the drybulk shipping industry, which has been highly cyclical, is depressed in the future when our charters expire or at a time when we may want to sell a vessel, our earnings and available cash flow may be adversely affected. We cannot assure you that we will be able to successfully charter our vessels in the future or renew our existing charters at rates sufficient to allow us to operate our business profitably, meet our obligations including payment of debt service to our lenders or to pay dividends to our unitholders. Our ability to renew the charters on our vessels on the expiration or termination of our current charters, or on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the transportation of commodities.
     All of our time charters are scheduled to expire on dates ranging from December 2010 to January 2018. If, upon expiration or termination of these or other contracts, long-term recharter rates are lower than existing rates, particularly considering that we intend to enter into long-term charters, or if we are unable to obtain replacement charters, our earnings, cash flow and our ability to make cash distributions to our unitholders under any new contracts could be materially adversely affected.
The market values of our vessels, which have declined from historically high levels, may fluctuate significantly, which could cause us to breach covenants in our existing credit facility and result in the foreclosure on our mortgaged vessels.
     Factors that influence vessel values include:
•	number of newbuilding deliveries;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	changes in global drybulk commodity supply;

•	types and sizes of vessels;

•	development of and increase in use of other modes of transportation;

•	cost of vessel acquisitions;

•	governmental or other regulations;

•	prevailing level of charter rates, which are at historical highs; and

•	general economic and market conditions affecting the shipping industry.
     If the market values of our owned vessels decrease, we may breach covenants contained in our existing credit facility. We purchased our vessels from Navios Holdings based on market prices which were at historically high levels. If we breach such covenants and are unable to remedy any relevant breach, our lenders could accelerate our debt and foreclose on the collateral, including our vessels. Any loss of vessels would significantly decrease our ability to generate positive cash flow from operations and therefore service our debt. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, we would incur a loss.
We must make substantial capital expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter our board of directors is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.
          We must make substantial capital expenditures to maintain, over the long term, the operating capacity of our fleet. These maintenance and replacement capital expenditures include capital expenditures associated with drydocking a vessel, modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain the operating capacity of our fleet.
          These expenditures could increase as a result of changes in:
•	the cost of our labor and materials;

•	the cost of suitable replacement vessels;

•	customer/market requirements;

•	increases in the size of our fleet; and

•	governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment.
          Our significant maintenance and replacement capital expenditures will reduce the amount of cash we have available for distribution to our unitholders. Any costs associated with scheduled drydocking until November 2009 are included in a daily fee of $4,000 per owned Panamax vessel and $5,000 per owned Capesize vessel that we pay Navios ShipManagement Inc., a subsidiary of Navios Holdings, under a management agreement. The initial term of the management agreement is until November 2012 and this fee is fixed until November 2009. From November 2009 to November 2012, we expect that we will reimburse Navios ShipManagement for all of the actual operating costs and expenses it incurs in connection with the management of our fleet, which may result in significantly higher fees for that period. In the event our management agreement is not renewed, we will separately deduct estimated capital expenditures associated with drydocking from our operating surplus in addition to estimated replacement capital expenditures.
          Our partnership agreement requires our board of directors to deduct estimated, rather than actual, maintenance and replacement capital expenditures from operating surplus each quarter in an effort to reduce fluctuations in operating surplus. The amount of estimated capital expenditures deducted from operating surplus is subject to review and change by the conflicts committee of our board of directors at least once a year. If our board of directors underestimates the appropriate level of estimated maintenance and replacement capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures begin to exceed previous estimates.
If we expand the size of our fleet in the future, we generally will be required to make significant installment payments for acquisitions of vessels prior to their delivery and generation of revenue. In addition, we intend to finance the purchase of Navios TBN I, to be delivered in 2009, partly with debt and partly by issuing additional equity securities. Depending on whether we finance our expenditures through cash from operations or by issuing debt or equity securities, our ability to make cash distributions to unitholders may be diminished or our financial leverage could increase or our unitholders could be diluted.
          The actual cost of a vessel varies significantly depending on the market price, the size and specifications of the vessel, governmental regulations and maritime self-regulatory organization standards.
          We have entered into an agreement to purchase the newbuilding Navios TBN I and related time charter in June 2009 for $130.0 million. We intend to finance the purchase of Navios TBN I partially with borrowings under our existing credit facility and partially by issuing additional common units or other equity securities.
          If we purchase additional vessels in the future, we generally will be required to make installment payments prior to their delivery. If we finance these acquisition costs by issuing debt or equity securities, we will increase the aggregate amount of interest payments or minimum quarterly distributions we must make prior to generating cash from the operation of the vessel.
          To fund the remaining portion of these and other capital expenditures, we will be required to use cash from operations or incur borrowings or raise capital through the sale of debt or additional equity securities. Use of cash from operations will reduce cash available for distributions to unitholders. After borrowing under our existing credit facility to finance the purchase of Navios TBN I in June 2009, we will have no borrowing capacity under such credit facility unless we increase the size of the facility. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could have a material adverse effect on our business, results of operations and financial condition and on our ability to make cash distributions. Even if we successfully obtain necessary funds, the terms of such financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to meet our minimum quarterly distribution to unitholders, which could have a material adverse effect on our ability to make cash distributions to unitholders.
Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities and our interest rates under our existing credit facility may fluctuate and may impact our operations.
          Upon the closing of the IPO, we entered into our existing credit facility which, as amended, provided us with the ability to borrow up to $295.0 million, of which $235.0 million was outstanding as of December 31, 2008. We intend to borrow an additional $60.0 million to finance a portion of the purchase price of Navios TBN I in June 2009. We do not have the funds or availability under our existing credit facility to purchase the Navios TBN I and will need to either raise the funds through the issuance of additional equity or debt securities to satisfy our obligation. There can be no assurance we will be able to obtain such financing. We have the ability to incur additional debt, subject to limitations in our existing credit facility. Our level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.
          Our ability to service our debt depends upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. Our ability to service debt under our existing credit facility also will depend on market interest rates, since the interest rates applicable to our borrowings will fluctuate with the London Interbank Offered Rate, or LIBOR, or the prime rate. We do not currently hedge against increases in such rates and, accordingly, significant increases in such rate would require increased debt levels and reduce distributable cash. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.
Our existing credit facility contains restrictive covenants, which may limit our business and financing activities.
          The operating and financial restrictions and covenants in our existing credit facility and any future credit facility could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, our existing credit facility requires the consent of our lenders or limits our ability to, among other items:
•	incur or guarantee indebtedness;

•	charge, pledge or encumber the vessels;

•	merge or consolidate;

•	change the flag, class or commercial and technical management of our vessels;

•	make cash distributions;

•	make new investments (including the acquisition of TBN I); and

•	sell or change the beneficial ownership or control of our vessels.
          Our existing credit facility also requires us to comply with the International Safety Management Code or ISM Code, and the International Ship and Port Facilities Security Code, or ISPS Code, and to maintain valid safety management certificates and documents of compliance at all times.
          In addition, our existing credit facility requires us to:
•	maintain minimum free consolidated liquidity (which may be in the form of undrawn commitments under the credit facility) of at least $13.0 million per year (increasing by $9.0 million per year on each of December 31, 2009, December 31, 2010, and December 31, 2011 until it reaches $40.0 million, at which level it is required to be maintained thereafter) of which certain amounts are required to be maintained in an account pledged to the bank.;

•	maintain a ratio of EBITDA (as defined in our existing credit facility) to interest expense of at least 2.00 to 1.00; and

•	maintain a ratio of total liabilities to total assets of less than 0.75 to 1.00.
          We are also required to maintain an aggregate market value (charter inclusive adjusted) of our financed vessels equal to 143% of the aggregate amount outstanding under our existing credit facility and a tangible net worth of at least $100.0 million.
          In January 2009 Navios Partners has agreed to amend the terms of its existing credit facility. The amendment will be effective until January 15, 2010 and will provide for (a) repayment of $40.0 million in February 2009, (b) cash reserves into a pledged account with the agent bank as follows: $2.5 million on January 31, 2009; $5.0 million on March 31, 2009; $7.5 million on June 30, 2009, $10.0 million on September 30, 2009; $12.5 million on December 31, 2009 and (c) margin at 2.25% . Further, the covenants will be amended (a) by reducing the minimum net worth to $100.0 million, (b) by reducing the VMC (Value Maintenance Covenant) to be below 100% using charter free values and (c) the minimum leverage covenant to be calculated using charter inclusive adjusted values until December 31, 2009, while a new VMC is introduced based on charter attached valuations that should be at 143%. The new revised covenants will be applied for 2008 year-end compliance purposes. However, if we were required to use the original loan covenants on December 31, 2008 to test compliance, we may not have been in compliance with certain covenants using charter free valuations.
          Our ability to comply with the covenants and restrictions that are contained in our existing credit facility and any other debt instruments we may enter into in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are in breach of any of the restrictions, covenants, ratios or tests in our existing credit facility, especially if we trigger a cross default currently contained in certain of our loan agreements, a significant portion of our obligations may become immediately due and payable, and our lenders’ commitment to make further loans to us may terminate. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our existing credit facility will be secured by certain of our vessels, and if we are unable to repay borrowings under such credit facility, lenders could seek to foreclose on those vessels.
Restrictions in our debt agreements may prevent us from paying distributions to unitholders.
          Our payment of principal and interest on the debt will reduce cash available for distribution on our units. In addition, our existing credit facility prohibits the payment of distributions if we are not in compliance with certain financial covenants or upon the occurrence of an event of default.
          Events of default under our existing credit facility include, among other things, the following:
•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

•	default under other indebtedness;

•	an event of insolvency or bankruptcy;

•	material adverse change in the financial position or prospects of us or our general partner;

•	failure of any representation or warranty to be materially correct; and

•	failure of Navios Holdings or its affiliates to own at least 30% of us.
          We anticipate that any subsequent refinancing of our current debt or any new debt will have similar restrictions.
We depend on Navios Holdings and its affiliates to assist us in operating and expanding our business.
          Pursuant to a management agreement between us and a subsidiary of Navios Holdings, Navios ShipManagement Inc., Navios ShipManagement provides to us significant commercial and technical management services (including the commercial and technical management of our vessels, vessel maintenance and crewing, purchasing and insurance and shipyard supervision). In addition, pursuant to an administrative services agreement between us and Navios ShipManagement, Navios ShipManagement provides to us significant administrative, financial and other support services. Our operational success and ability to execute our growth strategy depends significantly upon Navios ShipManagement’s satisfactory performance of these services. Our business will be harmed if Navios ShipManagement fails to perform these services satisfactorily, if Navios ShipManagement cancels either of these agreements, or if Navios ShipManagement stops providing these services to us. We may also in the future contract with Navios Holdings for it to have newbuildings constructed on our behalf and to incur the construction-related financing. We would purchase the vessels on or after delivery based on an agreed-upon price.
          Our ability to enter into new charters and expand our customer relationships will depend largely on our ability to leverage our relationship with Navios Holdings and its reputation and relationships in the shipping industry. If Navios Holdings suffers material damage to its reputation or relationships, it may harm our ability to:
•	renew existing charters upon their expiration;

•	obtain new charters;

•	successfully interact with shipyards during periods of shipyard construction constraints;

•	obtain financing on commercially acceptable terms; or

•	maintain satisfactory relationships with suppliers and other third parties.

          If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.
As we expand our business, we may have difficulty managing our growth, which could increase expenses.
          We intend to seek to grow our fleet, either through vessel purchases, the increase of the number of chartered-in vessels or through the acquisitions of businesses. The addition of vessels to our fleet or the acquisition of new businesses will impose significant additional responsibilities on our management and staff. We will also have to increase our customer base to provide continued employment for the new vessels. Our growth will depend on:
•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired business successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing.
          Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection therewith or that our acquisitions will perform as expected, which could materially adversely affect our results of operations and financial condition.
Our growth depends on the growth in demand for drybulk commodities and the shipping of drybulk cargoes.
          Our growth strategy focuses on expansion in the drybulk shipping sector. Accordingly, our growth depends on growth in world and regional demand for drybulk commodities and the shipping of drybulk cargoes, which could be negatively affected by a number of factors, such as declines in prices for drybulk commodities, or general political and economic conditions.
          Reduced demand for drybulk commodities and the shipping of drybulk cargoes would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition. In particular, Asian Pacific economies and India have been the main driving force behind the pastincrease in seaborne drybulk trade and the demand for drybulk carriers. The negative change in economic conditions in any Asian Pacific country, but particularly in China or Japan, as well as India, may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects, by further reducing demand and resultant charter rates.
Our growth depends on our ability to expand relationships with existing customers and obtain new customers, for which we will face substantial competition.
          Long-term time charters have the potential to provide income at pre-determined rates over more extended periods of time. However, the process for obtaining longer term time charters is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids that often extends for several months. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator, including:
•	the operator’s environmental, health and safety record;

•	compliance with International Maritime Organization, or IMO, standards and the heightened industry standards that have been set by some energy companies;

•	shipping industry relationships, reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.
          It is likely that we will face substantial competition for long-term charter business from a number of experienced companies. Many of these competitors have significantly greater financial resources than we do. It is also likely that we will face increased numbers of competitors entering into our transportation sectors, including in the drybulk sector. Many of these competitors have strong reputations and extensive resources and experience. Increased competition may cause greater price competition, especially for long-term charters.

          As a result of these factors, we may be unable to expand our relationships with existing customers or obtain new customers for long-term charters on a profitable basis, if at all. However, even if we are successful in employing our vessels under longer term charters, our vessels will not be available for trading in the spot market during an upturn in the drybulk market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable time charters our results of operations and operating cash flow could be adversely affected.
We may be unable to make or realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition and operating results.
          Our growth strategy focuses on a gradual expansion of our fleet. Any acquisition of a vessel may not be profitable to us at or after the time we acquire it and may not generate cash flow sufficient to justify our investment. In addition, our growth strategy exposes us to risks that may harm our business, financial condition and operating results, including risks that we may:
•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.
Delays, cancellations or non-completion of deliveries of newbuilding vessels could harm our operating results.
          One of our vessels, Navios TBN I is a newbuilding the delivery of which could be delayed, not completed or cancelled, which would delay our receipt of revenues under the charters or other contracts related to the vessel. The shipbuilder could fail to deliver the newbuilding vessel as agreed or their counterparty could cancel the purchase contract if the shipbuilder fails to meet its obligations. In addition, under charters we may enter into that are related to a newbuilding, if our delivery of the newbuilding to our customer is delayed, we may be required to pay liquidated damages during the delay. For prolonged delays, the customer may terminate the charter and, in addition to the resulting loss of revenues, we may be responsible for additional, substantial liquidated damages.

The completion and delivery of newbuildings could be delayed, cancelled or otherwise not completed because of:
•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	inability to finance the construction or conversion of the vessels; or

•	inability to obtain requisite permits or approvals.
          If delivery of a vessel is materially delayed, it could materially adversely affect our results of operations and financial condition and our ability to make cash distributions.
The loss of a customer or charter or vessel could result in a loss of revenues and cash flow in the event we are unable to replace such customer, charter or vessel.
          For the nine month period ended September 30, 2008, Mitsui O.S.K. Lines Ltd, Cargill International S.A., Sanko Steamship Co., Daiichi Chuo Kisen Kaisha, and Augustea Imprese Maritime accounted for approximately 24.2%, 23.4%, 16.2%, 12.4% and 10.2%, respectively, of our total revenues. For the year ended December 31, 2007, Cargill International S.A., The Sanko Steamship Co., Mitsui O.S.K. Lines, Ltd., Augustea Imprese Maritime and Daiichi Chuo Kisen Kaisha accounted for approximately 30.0%, 22.0%, 17.0%, 13.5% and 9.4% respectively, of our total revenues. Upon delivery of Navios TBN I, we will have ten charters with seven customers.
          We could lose a customer or the benefits of a charter if:
•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•	the customer exercises certain rights to terminate the charter;

•	the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter; or

•	a prolonged force majeure event affecting the customer, including damage to or destruction of relevant production facilities, war or political unrest prevents us from performing services for that customer.
          If we lose a charter, we may be unable to re-deploy the related vessel on terms as favorable to us due to the long-term nature of most charters and the cyclical nature of the industry or we may be forced to charter the vessel on the spot market at then market rates which may be less favorable that the charter that has been terminated. If we are unable to re-deploy a vessel for which the charter has been terminated, we will not receive any revenues from that vessel, but we may be required to pay expenses necessary to maintain the vessel in proper operating condition. In addition, if a customer exercises any right to purchase a vessel to the extent we have granted any such rights, we would not receive any further revenue from the vessel and may be unable to obtain a substitute vessel and charter. This may cause us to receive decreased revenue and cash flows from having fewer vessels operating in our fleet. Any replacement newbuilding would not generate revenues during its construction, and we may be unable to charter any replacement vessel on terms as favorable to us as those of the terminated charter. Any compensation under our charters for a purchase of the vessels may not adequately compensate us for the loss of the vessel and related time charter.
          The permanent loss of a customer, time charter or vessel, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions in the event we are unable to replace suchcustomer, time charter or vessel.
The risks and costs associated with vessels increase as the vessels age.
          Assuming delivery of Navios TBN I in June 2009, the vessels in our fleet will have an average age of approximately 5.5 years in June 2009, and most drybulk vessels have an expected life of approximately 25-28 years. We may acquire older vessels in the future. In some instances, charterers prefer newer vessels that are more fuel efficient than older vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers as well. Governmental regulations, safety or other equipment standards related to the age of the vessels may require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we may have to sell them at a loss, and if charterers no longer charter out vessels due to their age, it could materially adversely affect our earnings.
Vessels may suffer damage and we may face unexpected drydocking costs, which could affect our cash flow and financial condition.

          If our owned vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease our revenues and earnings substantially, particularly if a number of vessels are damaged or drydocked at the same time. Under the terms of our management agreement with Navios ShipManagement, the costs of drydocking repairs are included in the daily management fee of $4,000 per owned Panamax vessel and $5,000 per owned Capesize vessel which is fixed until November 2009. From November 2009 to November 2012, we expect that we will reimburse Navios ShipManagement for all of the actual operating costs and expenses it incurs in connection with the management of our fleet.
We are subject to various laws, regulations and conventions, including environmental laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster.
          The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. In order to satisfy any such requirements we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels profitably, particularly older vessels, during the remainder of their economic lives. This could lead to significant asset write-downs.
          Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions legislation has been enacted, or is under consideration that would impose more stringent requirements on air pollution and other ship emissions, including emissions of greenhouse gases and ballast water discharged from vessels. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.
          The operation of vessels is also affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of the vessels in our owned fleet is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

          For all vessels, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention. In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on shipowners for pollution damage and response costs incurred in contracting states as a result of discharges, or threatened discharges of bunker oil from all classes of ships including drybulk vessels. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended, or the 1976 Convention). The Bunker Convention became effective in contracting states on November 21, 2008. In non-contracting states, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs.
          In the United States, the Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including bunker oil spills from drybulk vessels as well as cargo or bunker oil spills from tankers. The OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In addition to potential liability under the OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred.
          Outside of the United States, other national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention referred to above. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowner’s intentional or reckless conduct. Certain states have ratified the IMO’s 1996 Protocol to the 1976 Convention. The Protocol provides for substantially higher the liability limits to apply in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions are not a party to either the 1976 Convention or the Protocol of 1996, and, therefore, a shipowner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.
          In 2005, the European Union adopted a directive on ship-source pollution, imposing criminal sanctions for intentional, reckless or seriously negligent pollution discharges by ships. The directive could result in criminal liability being incurred in circumstances where it would not be incurred under international law as set out in the International Convention for the Prevention of Pollution from Ships, or the MARPOL Convention. Criminal liability for an oil pollution incident could not only result in us incurring substantial penalties or fines but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.
          We currently maintain, for each of our owned vessels, insurance coverage against pollution liability risks in the amount of $1.0 billion per incident. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the $1.0 billion limitation of coverage per incident, our cash flow, profitability and financial position could be adversely impacted.
The loss of key members of our senior management team could disrupt the management of our business.
          We believe that our success depends on the continued contributions of the members of our senior management team, including Ms. Angeliki Frangou, our Chairman and Chief Executive Officer, and the senior management team of Navios Partners. The loss of the services of Ms. Frangou or one of our other executive officers or those of Navios Holdings who provide us with significant managerial services could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.
We are subject to vessel security regulations and will incur costs to comply with recently adopted regulations and may be subject to costs to comply with similar regulations which may be adopted in the future in response to terrorism.
          Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code, or ISPS Code. Among the various requirements are:
•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.
          Furthermore, additional security measures could be required in the future which could have a significant financial impact on us. The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We will implement the various security measures addressed by the MTSA, SOLAS and the

ISPS Code and take measures for the vessels to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in charter revenues. Furthermore, additional security measures could be required in the future which could have a significant financial impact on us.
The operation of ocean-going vessels entails the possibility of marine disasters including damage or destruction of the vessel due to accident, the loss of a vessel due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage our business reputation, which may in turn lead to loss of business.
          The operation of ocean-going vessels entails certain inherent risks that may materially adversely affect our business and reputation, including:
•	damage or destruction of vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

•	environmental accidents as a result of the foregoing; and

•	business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.
          Any of these circumstances or events could substantially increase our costs. For example, the costs of replacing a vessel or cleaning up a spill could substantially lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of our vessels in a disaster or delays in delivery or damages or loss of cargo may harm our reputation as a safe and reliable vessel operator and cause us to lose business.
A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.
          The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention. Our owned fleet is currently enrolled with Nippon Kaiji Kiokai and Bureau Veritas.
          A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.
          If any vessel fails any annual survey, intermediate survey or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until it was able to trade again.
We are subject to inherent operational risks that may not be adequately covered by our insurance.
          The operation of ocean-going vessels in international trade is inherently risky. Although we carry insurance for our fleet against risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which include environmental damage and pollution insurance), all risks may not be adequately insured against, and any particular claim may not be paid. We do not currently maintain off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business and our ability to pay distributions to our unitholders. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material.
          We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available to us may be significantly more expensive than our existing coverage.
          Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which can result in significant increased overall costs to us.
Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls, or premiums, in amounts based not only on our own claim records, but also the claim records of all other members of the protection and indemnity associations.
          We may be subject to calls, or premiums, in amounts based not only on our claim records but also the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition.

Because we generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses thereby increasing expenses and reducing income.
          We will engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are at present predominantly U.S. dollar denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar rises or falls in value can increase or decrease, making our income susceptible to fluctuation. For example, during the year ended December 31, 2008, the value of the U.S. dollar increased by approximately 4.4% as compared to the Euro. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than the U.S. dollar.
Our operations expose us to global political risks, such as wars and political instability that may interfere with the operation of our vessels causing a decrease in revenues from such vessels.
          We are an international company and primarily conduct our operations outside the United States. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered will affect us. In the past, political conflicts, particularly in the Persian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. For example, in October 2002, the vessel Limburg, which was not affiliated with us, was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the Gulf of Aden and the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked in the Middle East region and interruption of operations causing a decrease in revenues. In addition, future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations by causing delays in shipping on certain routes or making shipping impossible on such routes, thereby causing a decrease in revenues.
          A government could requisition title or seize our vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition our vessels for hire, which would result in the government’s taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of our vessels would have a substantial negative effect on us as we would potentially lose all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated us for the requisition.
Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing, our results of operations, financial condition and cash flows and could cause the market price of our common units to decline.
          The United States and other parts of the world are exhibiting deteriorating economic trends are currently in a recession. For example, the credit markets worldwide and in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the United States federal government, state governments and foreign governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.
          Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide.
          We face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our existing credit facility or any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common units to decline significantly.
Maritime claimants could arrest our vessels, which could interrupt our cash flow.
          Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted. We are not currently aware of the existence of any such maritime lien on our vessels.
          In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another ship in the fleet.
Risks Inherent in an Investment in Us
Navios Holdings and its affiliates may compete with us.
          Pursuant to the omnibus agreement that we entered into with Navios Holdings in connection with the closing of our IPO, Navios Holdings and its controlled affiliates (other than us, our general partner and our subsidiaries) generally agreed not to acquire or own Panamax or Capesize drybulk carriers under time charters of three or more years without the consent of our general partner. The omnibus agreement, however, contains significant exceptions that allow Navios Holdings or any of its controlled affiliates to compete with us under specified circumstances which could harm our business.
Unitholders have limited voting rights and our partnership agreement restricts the voting rights of unitholders owning more than 4.9% of our common units.

          Holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders may only elect four of the seven members of our board of directors. The elected directors will be elected on a staggered basis and will serve for three year terms. Our general partner in its sole discretion has the right to appoint the remaining three directors and to set the terms for which those directors will serve. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect our general partner and our general partner may not be removed except by a vote of the holders of at least 662/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class.
          Our partnership agreement further restricts unitholders’ voting rights by providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to our board, determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.
Our general partner and its affiliates, including Navios Holdings, own a significant interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to the detriment of unitholders.
          Navios Holdings currently owns the 2.0% general partner interest and a 49.6% limited partner interest in us, which includes both common and subordinated units, and owns and controls our general partner. All of our officers and three of our directors are directors and/or officers of Navios Holdings and its affiliates and as such they have fiduciary duties to Navios Holdings that may cause them to pursue business strategies that disproportionately benefit Navios Holdings or which otherwise are not in the best interests of us or our unitholders. Conflicts of interest may arise between Navios Holdings and its affiliates, including our general partner on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner and its affiliates may favor their own interests over the interests of our unitholders. These conflicts include, among others, the following situations:
•	neither our partnership agreement nor any other agreement requires our general partner or Navios Holdings or its affiliates to pursue a business strategy that favors us or utilizes our assets, and Navios Holdings’ officers and directors have a fiduciary duty to make decisions in the best interests of the stockholders of Navios Holdings, which may be contrary to our interests;

•	our general partner and our board of directors are allowed to take into account the interests of parties other than us, such as Navios Holdings, in resolving conflicts of interest, which has the effect of limiting their fiduciary duties to our unitholders;

•	our general partner and our directors have limited their liabilities and reduced their fiduciary duties under the laws of the Marshall Islands, while also restricting the remedies available to our unitholders, and, as a result of purchasing common units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner and our directors, all as set forth in the partnership agreement;

•	our general partner may have substantial influence over our board of directors’ decision to cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to accelerate the expiration of the subordination period;

•	our general partner is entitled to reimbursement of all reasonable costs incurred by it and its affiliates for our benefit;

•	our partnership agreement does not restrict us from paying our general partner or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf; and

•	our general partner may exercise its right to call and purchase our common units if it and its affiliates own more than 80% of our common units.
          Although a majority of our directors will be elected by common unitholders, our general partner will likely have substantial influence on decisions made by our board of directors.
Our officers face conflicts in the allocation of their time to our business.
          Navios Holdings conducts businesses and activities of its own in which we have no economic interest. If these separate activities are significantly greater than our activities, there will be material competition for the time and effort of our officers, who also provide services to Navios Holdings and its affiliates. Our officers are not required to work full-time on our affairs and are required to devote time to the affairs of Navios Holdings and its affiliates. Each of our Chief Executive Officer and our Chief Financial Officer is also an executive officer of Navios Holdings.
Our partnership agreement limits our general partner’s and our directors’ fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner or our directors.
          Our partnership agreement contains provisions that reduce the standards to which our general partner and directors would otherwise be held by Marshall Islands law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no fiduciary duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity will be made by its sole owner, Navios Holdings. Specifically, pursuant to our partnership agreement, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights or registration rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights or votes upon the dissolution of the partnership;

•	provides that our general partner and our directors are entitled to make other decisions in “good faith” if they reasonably believe that the decision is in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of our board of directors and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that neither our general partner nor our officers or our directors will be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or directors or our officers or directors or those other persons engaged in actual fraud or willful misconduct.
          In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above.
Fees and cost reimbursements, which Navios ShipManagement determines for services provided to us, are significant, are be payable regardless of profitability and reduce our cash available for distribution.
          Under the terms of our management agreement with Navios ShipManagement, we pay a daily fee of $4,000 per owned Panamax vessel and $5,000 per owned Capesize vessel for technical and commercial management services provided to us by Navios ShipManagement. The initial term of the management agreement is until November 2012 and this fee is fixed until November 2009. The daily fee paid to Navios ShipManagement includes all costs incurred in providing certain commercial and technical management services to us. While this fee is fixed until November 2009, we expect that we will reimburse Navios ShipManagement for all of the actual operating costs and expenses it incurs in connection with the management of our fleet until November 2012, which may result in higher fees for that period. Certain associated costs, including oil-related costs such as lubricants, and crewing costs have fluctuated significantly in the past, increasing the uncertainty of our expenses. All of the fees we are required to pay to Navios ShipManagement under the management agreement are payable without regard to our financial condition or results of operations. In addition, Navios ShipManagement provides us with administrative services, including the services of our officers and directors, pursuant to an administrative services agreement which has an initial term until November 2012, and we reimburse Navios ShipManagement for all costs and expenses reasonably incurred by it in connection with the provision of those services. The fees and reimbursement of expenses to Navios ShipManagement are payable regardless of our profitability and could materially adversely affect our ability to pay cash distributions to unitholders.
Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner, and even if public unitholders are dissatisfied, they will be unable to remove our general partner without Navios Holdings’ consent, unless Navios Holdings’ ownership share in us is decreased.
          Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner.
•	The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates own sufficient units upon completion of the IPO to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove the general partner. Navios Holdings currently owns 49.6% of the total number of outstanding common and subordinated units.

•	If our general partner is removed without “cause” during the subordination period and units held by our general partner and Navios Holdings are not voted in favor of that removal, (i) all remaining subordinated units will automatically convert into common units, (ii) any existing arrearages on the common units will be extinguished and (iii) our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Any conversion of the general partner interest and incentive distribution rights would be dilutive to existing unitholders. Furthermore, any cash payment in lieu of such conversion could be prohibitively large. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor business decisions such as charges of poor management of our business by the directors appointed by our general partner, so the removal of our general partner because of the unitholders’ dissatisfaction with the general partner’s decisions in this regard would most likely result in the termination of the subordination period.

•	Common unitholders elect only four of the seven members of our board of directors. Our general partner in its sole discretion has the right to appoint the remaining three directors.

•	Election of the four directors elected by unitholders is staggered, meaning that the members of only one of three classes of our elected directors are selected each year. In addition, the directors appointed by our general partner will serve for terms determined by our general partner.

•	Our partnership agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about our operations as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

•	Unitholders’ voting rights are further restricted by the partnership agreement provision providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to our board, determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

•	We have substantial latitude in issuing equity securities without unitholder approval.
The control of our general partner may be transferred to a third party without unitholder consent.
          Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party.
In establishing cash reserves, our board of directors may reduce the amount of cash available for distribution to unitholders.
          Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. These reserves also will affect the amount of cash available for distribution to our unitholders. Our board of directors may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters. Our partnership agreement requires our board of directors each quarter to deduct from operating surplus estimated maintenance and replacement capital expenditures, as opposed to actual expenditures, which could reduce the amount of available cash for distribution. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by the conflicts committee of our board of directors.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.
          If at any time our general partner and its affiliates, including Navios Holdings, own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of their units.
          At the end of the subordination period, assuming no additional issuances of common units and conversion of our subordinated units into common units, Navios Holdings will own 10,753,258 common units, representing a 49.6% limited partner interest in us.
Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.
          As a limited partner in a partnership organized under the laws of the Marshall Islands, unitholders could be held liable for our obligations to the same extent as a general partner if they participate in the “control” of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner.
We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.
          Our partnership agreement will allow us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business.
Increases in interest rates may cause the market price of our common units to decline.
          An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline. In addition, our interest expense will increase, since initially our debt will bear interest at a floating rate, subject to any interest rate swaps we may enter into in the future.
Unitholders may have liability to repay distributions.
          Under some circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the Marshall Islands Act, we may not make a distribution to unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.
Tax Risks
          In addition to the following risk factors, you should read “Material U.S. Federal Income Tax Considerations” and ”Non-U.S. Tax Considerations” on pages [ ] and [ ], respectively, for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of common units.
U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. unitholders.
          A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes if at least 75.0% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50.0% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” generally includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. unitholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
          Based on our current and projected method of operation, and on opinion of counsel, we believe that we will not be a PFIC for our 2008 taxable year, and we expect that we will not become a PFIC with respect to any other taxable year. Our U.S. counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., is of the opinion that (1) the income we receive from time chartering activities and the assets we own that are engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income from all sources for each taxable year after our initial taxable year and the fair market value of our vessels contracted under time charters exceeds 50.0% of the average fair market value of all of our assets for each taxable year after our initial taxable year, we should not be a PFIC for any taxable year. This opinion is based on representations and projections provided by us to our counsel regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections. We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. However, no assurance can be given that the Internal Revenue Service, or the IRS, will accept this position.

The preferential tax rates applicable to qualified dividend income are temporary, and the enactment of previously proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for the preferential rate.
          Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. individual unitholders (and certain other U.S. unitholders). In the absence of legislation extending the term for these preferential tax rates, all dividends received by such U.S. taxpayers in tax years beginning on January 1, 2011, or later, will be taxed at graduated tax rates applicable to ordinary income.
          In addition, legislation proposed in the U.S. Congress would, if enacted, deny the preferential rate of U.S. federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation, if the non-U.S. corporation is created or organized under the laws of a jurisdiction that does not have a comprehensive income tax system. Because the Marshall Islands imposes only limited taxes on entities organized under its laws, it is likely that, if this legislation were enacted, the preferential tax rates would no longer be applicable to distributions received from us. In addition, legislation has been proposed that, if enacted, would eliminate the preferential tax rate with respect to dividends paid after December 31, 2007, thereby causing such dividends to be taxed at ordinary income rates. As of the date hereof, it is not possible to predict with any certainty whether any of this proposed legislation will be enacted.
We may have to pay tax on U.S. source income, which would reduce our earnings.
          Under the Code, 50.0% of the gross shipping income of a vessel owning or chartering corporation that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income. U.S. source shipping income generally is subject to a 4.0% U.S. federal income tax without allowance for deduction or, if such U.S. source shipping income is effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (the highest statutory rate presently is 35.0%) as well as a branch profits tax (presently imposed at a 30.0% rate on effectively connected earnings), unless that corporation qualifies for exemption from tax under Section 883 of the Code.
          Based on an opinion of counsel, and certain assumptions and representations, we believe that we will qualify for this statutory tax exemption, and we will take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances, including some that may be beyond our control, that could cause us to lose the benefit of this tax exemption after this offering. Furthermore, our board of directors could determine that it is in our best interests to take an action that would result in this tax exemption not applying to us in the future. In addition, our conclusion that we qualify for this exemption, as well as the conclusions in this regard of our counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., is based upon legal authorities that do not expressly contemplate an organizational structure such as ours; specifically, although we have elected to be treated as a corporation for U.S. federal income tax purposes, we are organized as a limited partnership under Marshall Islands law. Therefore, we can give no assurances that the IRS will not take a different position regarding our qualification for this tax exemption.
          If we were not entitled to the Section 883 exemption for any taxable year, we generally would be subject to a 4% U.S. federal gross income tax with respect to our U.S. source shipping income or, if such U.S. source shipping income were effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (the highest statutory rate presently is 35.0%) as well as a branch profits tax (presently imposed at a 30.0% rate on effectively connected earnings) for those years. Our failure to qualify for the Section 883 exemption could have a negative effect on our business and would result in decreased earnings available for distribution to our unitholders.
You may be subject to income tax in one or more non-U.S. countries, including Greece, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. Such laws may require you to file a tax return with and pay taxes to those countries.
          We intend that our affairs and the business of each of our controlled affiliates will be conducted and operated in a manner that minimizes income taxes imposed upon us and these controlled affiliates or which may be imposed upon you as a result of owning our common units. However, because we are organized as a partnership, there is a risk in some jurisdictions that our activities and the activities of our subsidiaries may be attributed to our unitholders for tax purposes and, thus, that you will be subject to tax in one or more non-U.S. countries, including Greece, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. If you are subject to tax in any such country, you may be required to file a tax return with and to pay tax in that country based on your allocable share of our income. We may be required to reduce distributions to you on account of any withholding obligations imposed upon us by that country in respect of such allocation to you. The United States may not allow a tax credit for any foreign income taxes that you directly or indirectly incur.
          We believe we can conduct our activities in such a manner that our unitholders should not be considered to be carrying on business in Greece solely as a consequence of the acquisition, holding, disposition or redemption of our common units. However, the question of whether either we or any of our controlled affiliates will be treated as carrying on business in any particular country, including Greece, will be largely a question of fact to be determined based upon an analysis of contractual arrangements, including the management agreement and the administrative services agreement we have with Navios ShipManagement, and the way we conduct business or operations, all of which may change over time. Furthermore, the laws of Greece or any other country may change in a manner that causes that country’s taxing authorities to determine that we are carrying on business in such country and are subject to its taxation laws. Any foreign taxes imposed on us or any subsidiaries will reduce our cash available for distribution.
FORWARD-LOOKING STATEMENTS
     Statements included in this prospectus which are not historical facts (including our financial forecast and any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,”

“forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.
     Forward-looking statements appear in a number of places and include statements with respect to, among other things:
•	forecasts of our ability to make cash distributions on the units;

•	forecasts of our future financial condition or results of operations and our future revenues and expenses;

•	our anticipated growth strategies;

•	future charter hire rates and vessel values;

•	the repayment of debt;

•	our ability to access debt and equity markets;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	future supply of, and demand for, drybulk commodities;

•	increases in interest rates;

•	our ability to maintain long-term relationships with major commodity traders;

•	our ability to leverage to our advantage Navios Holdings’ relationships and reputation in the shipping industry;

•	our continued ability to enter into long-term, fixed-rate time charters;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

•	timely purchases and deliveries of newbuilding vessels;

•	future purchase prices of newbuildings and secondhand vessels;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•	the expected cost of, and our ability to comply with, governmental regulations, maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•	our anticipated incremental general and administrative expenses as a publicly traded limited partnership and our expenses under the management agreement and the administrative services agreement with Navios ShipManagement and for reimbursements for fees and costs of our general partner;

•	the anticipated taxation of our partnership and distributions to our unitholders;

•	estimated future maintenance and replacement capital expenditures;

•	expected demand in the drybulk shipping sector in general and the demand for our Panamax and Capesize vessels in particular;

•	our ability to retain key executive officers;

•	customers’ increasing emphasis on environmental and safety concerns;

•	future sales of our common units in the public market; and

•	our business strategy and other plans and objectives for future operations.
     These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in “Risk Factors,” including those set forth below:
•	a lack of sufficient cash to pay the minimum quarterly distribution on our common units;

•	the cyclical nature of the international drybulk shipping industry;

•	fluctuations in charter rates for drybulk carriers;

•	the historically high numbers of newbuildings currently under construction in the drybulk industry;

•	changes in the market values of our vessels and the vessels for which we have purchase options;

•	an inability to expand relationships with existing customers and obtain new customers;

•	the loss of any customer or charter or vessel;

•	the aging of our fleet and resultant increases in operations costs;

•	damage to our vessels; and

•	general domestic and international political conditions, including wars and terrorism.
          The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
          We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.
USE OF PROCEEDS
     Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general partnership purposes, including future acquisitions.
     We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER
          The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.
     We may sell from time to time, in one or more offerings:
•	common units; and/or

•	debt securities.
          This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
COMMON UNITS
The Units
          The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement.
          For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, please read the sections “Cash Distributions” herein and “How We Make Cash Distributions” in the prospectus dated November 12, 2007 included in our registration statement on Form F-1, as amended, initially filed with the SEC on October 26, 2007 and incorporated by reference in our Annual Report. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement” in such prospectus.
Transfer Agent and Registrar
Duties
          Continental Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:
          • surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
          • special charges for services requested by a holder of a common unit; and

          • other similar fees or charges.
          There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, executive officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal
          The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
          By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:
• represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;
• automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and
• gives the consents and approvals contained in our partnership agreement.
          A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
          Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units. Until a common unit has been transferred on our books, we and the transfer agent may treat the recordholder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DEBT SECURITIES
          The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.
          The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term ''indentures’’ to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term ''debenture trustee’’ to refer to either the senior trustee or the subordinated trustee, as applicable.
          The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.
General
          We will describe in each prospectus supplement the following terms relating to a series of notes:
•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
          We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common units or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common units or other securities of ours that the holders of the series of notes receive would be subject to adjustment.
Consolidation, Merger or Sale
          The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.
Events of Default under the Indenture
     The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.
          If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
          The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.
          Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
          A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:
•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.
          These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.
          We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
          We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.
          In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:
•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.
Discharge
          Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
          In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
          We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.
          At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
          Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
          We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.
          If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.
Information Concerning the Debenture Trustee
          The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
          Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
          We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.
          All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
          The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes
          The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.
PLAN OF DISTRIBUTION
          We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.
     We will set forth in a prospectus supplement the terms of the offering of securities, including:
•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
          Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.
          We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
          Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
     You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.
General
Cash Distribution Policy
          Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our cash available (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).
Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy
          There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:
•	Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units after the subordination period has ended.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

•	Under Section 51 of the Marshall Islands Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

•	Our distribution policy will be affected by restrictions on distributions under our existing credit facility which contains material financial tests and covenants that must be satisfied and we will not pay any distributions that will cause us to violate our existing credit facility or other debt instruments. Should we be unable to satisfy these restrictions included in the existing credit facility or if we are otherwise in default under our existing credit facility, our ability to make cash distributions to you, notwithstanding our cash distribution policy, would be materially adversely affected.

•	If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will constitute a return of capital and will result in a reduction in the minimum quarterly distribution and the target distribution levels. We do not anticipate that we will make any distributions from capital surplus.
Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.
Percentage Allocations of Available Cash from Operating Surplus
     The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner assume that our general partner maintains its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

		Marginal Percentage Interest
	Total Quarterly	in Distributions
	Distribution		General
	Target Amount	Unitholders	Partner
Minimum Quarterly Distribution	$0.35	98.0%	2.0%
First Target Distribution	up to $0.4025	98.0%	2.0%
Second Target Distribution	above $0.4025 up to $0.4375	85.0%	15.0%
Third Target Distribution	above $0.4375 up to $0.525	75.0%	25.0%
Thereafter	above $0.525	50.0%	50.0%
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS
     As of January 27, 2009, there were 13,631,415 common units outstanding. Our common units began trading on the New York Stock Exchange on November 16, 2007 at an initial offering price of $19.00 per unit. Our common units are traded on the New York Stock Exchange under the symbol “NMM.”
Historical Prices
     The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the New York Stock Exchange, for the periods indicated. The last reported sale price of common units on the New York Stock Exchange on January 27, 2009 was $7.65 per common unit.

	Price Range
	High	Low
Year Ended:
December 31, 2008	$18.85	$3.36
December 31, 2007*	$19.45	$17.40
Quarter Ended:
March 31, 2009 (through January 27, 2009)	$8.49	$6.39
December 31, 2008	$8.7	$3.10
September 30, 2008	$14.61	$6.97
June 30, 2008	$15.26	$13.81
March 31, 2008	$18.85	$13.83
December 31, 2007*	$19.45	$17.40
Month Ended:
January 31, 2009 (through January 27, 2009)	$8.49	$6.39
December 31, 2008	$7.14	$4.13
November 30, 2008	$7.74	$3.36

	Price Range
	High	Low
October 31, 2008	$7.68	$4.72
September 30, 2008	$12.23	$6.63
August 31, 2008	$12.00	$11.17

*	Period commenced on November 16, 2007.
Quarterly Distributions
Our unitholders are entitled under our partnership agreement to receive a quarterly distribution to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. Although we intend to continue to make strategic acquisitions and to take advantage of our unique relationship with Navios Holdings in a prudent manner that is accretive to our unitholders and to long-term distribution growth there is no guarantee that we will pay a quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement and other factors. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under the terms of our existing credit facility.
Following the completion of our IPO on November 16, 2007, the following cash distributions have been declared and paid:

Distributions for Quarter	Amount of Cash
Ended	Distributions	Cash Distributions per Unit
September 30, 2008	$8.3 million	$0.385 per unit
June 30, 2008	$6.5 million	$0.35 per unit
March 31, 2008	$6.5 million**	$0.35 per unit
December 31, 2007*	$3.2 million	$0.175 per unit

*	Prorated for the period from November 16, 2007 to December 31, 2007.

**	Rounded up.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
          The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.
          This discussion is based upon provisions of the Code, Treasury Regulations, and current administrative rulings and court decisions, all as in effect or in existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Navios Maritime Partners L.P.
          The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” (generally, for investment purposes). The following discussion does not comment on all aspects of U.S. federal income taxation which may be important to particular unitholders in light of their individual circumstances, such as unitholders subject to special tax rules (e.g., banks or other financial institutions, insurance companies, broker-dealers, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States) or to persons that will hold the units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, to partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners or to persons that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.
          No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.
          This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. Each prospective unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of common units.
Election to be Treated as a Corporation
          We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not directly be subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders
          As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns less than 10.0% of our common units and that:
•	is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.
Distributions
          Subject to the discussion below of the rules applicable to passive foreign investment companies, or PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which will be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the common units for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividend received deduction with respect to distributions they receive from us. For U.S. foreign tax credit purposes, dividends received with respect to the common units will be treated as foreign source income and generally will be treated as “passive category income.”
          Dividends received with respect to our common units by a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income” that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (through 2010), provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which we expect our common units to be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on or after January 1, 2011, will be taxed at rates applicable to ordinary income.
          Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20.0% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.
          In addition, under legislation proposed in the U.S. Congress, the preferential rate of federal income tax currently imposed on qualified dividend income would be denied with respect to dividends received from a non-U.S. corporation, if the non-U.S. corporation is created or organized under the laws of a foreign country that does not have a comprehensive income tax system. Because the Marshall Islands imposes only limited taxes on corporations organized under its laws, it is likely that, if this legislation were enacted, the preferential tax rates imposed on qualified dividend income would no longer be applicable to dividends received from us. Legislation has also been proposed that, if enacted, would limit the preferential tax rate to dividends paid on or before December 31, 2007. Any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. As of the date hereof, it is not possible to predict with any certainty whether any of this legislation will be enacted.
     Sale, Exchange or other Disposition of Common Units
          Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in the common units generally will be the U.S. Holder’s purchase price for the common units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the common units that are treated as non-taxable returns of capital (Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.
     PFIC Status and Significant Tax Consequences
          In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our common units, either:
•	at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.
          Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules.
          Based on our current and projected methods of operation, and an opinion of counsel, we believe that we will not be a PFIC with respect to any taxable year. Our U.S. counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., is of the opinion that (1) the income we receive from time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under time charters exceeds 50% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.
          Our counsel’s opinion is based principally on its conclusion that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC. We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes.
          Our counsel believes that there is substantial legal authority supporting our position consisting of the Code, legislative history, case law and IRS pronouncements concerning the characterization of income derived from time charters as services income. However, there is no legal authority directly on point, and we are not obtaining a ruling from the IRS on this issue. The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. Although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

          As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below.
     Taxation of U.S. Holders Making a Timely QEF Election
          If a U.S. Holder makes a timely QEF election (an “Electing Holder”), he must report for U.S. federal income tax purposes his pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within his taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.
     Taxation of U.S. Holders Making a “Mark-to-Market” Election
          If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.
     Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
          If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (a “Non-Electing Holder,”) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.
          These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.
U.S. Federal Income Taxation of Non-U.S. Holders
          A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder”. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.
     Distributions
          Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.
     Disposition of Units
          In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.
Backup Withholding and Information Reporting
          In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding, if the non-corporate U.S. Holder:
•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be reported on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.
          Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.
          Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by filing a U.S. federal income tax return with the IRS.
Tax Consequences of Ownership of Debt Securities
          A description of the material federal income tax consequences of the registration, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of any debt securities.
NON-UNITED STATES TAX CONSIDERATIONS
Marshall Islands Tax Consequences
          The following discussion is based upon the opinion of Reeder & Simpson P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.
          Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.
          EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX, LEGAL AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF OWNERSHIP OF COMMON UNITS UNDER THE UNITHOLDER’S PARTICULAR CIRCUMSTANCES.
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
          We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.
          Most of our directors and the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in The City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, to accept service of process on our behalf in any such action.
          Reeder & Simpson P.C., our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner’s officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us, our directors, our general partner or our general partner’s officers in original actions brought in the Marshall Islands, based on these laws.
LEGAL MATTERS
          Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering.
EXPERTS
          The consolidated financial statements of Navios Maritime Partners L.P. incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The balance sheets of Navios GP L.L.C. as of December 31, 2007 and August 8, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES
          The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and the financial advisory fee, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee	$19,650
Financial Industry Regulatory Authority, Inc. filing fee	*
New York Stock Exchange listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving costs	*
Transfer agent fees	*
Miscellaneous	*

Total	$19,650

*	Amounts to be provided in a prospectus supplement or in a Current Report on Form 6-K subsequently incorporated by reference into this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.
          We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, are required to file with the SEC annual reports on Form 20-F within six months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above.
As a foreign private issuer, we are exempt under the Securities Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal unitholders and the executive officers of our general partner are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

We make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.navios-mlp.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of Navios GP L.L.C.:
     In our opinion, the accompanying balance sheets of Navios GP L.L.C. present fairly, in all material respects, the financial position of Navios GP L.L.C. (the ‘‘Company’’) at December 31, 2007 and August 8, 2007, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers S.A.
 Athens, Greece
 January 27, 2009

NAVIOS GP L.L.C.
BALANCE SHEET
(In Thousands of U.S. Dollars)

		December 31,	August 8,
	Note	2007	2007
ASSETS
Current assets

Cash		$1	$1
Investment in Navios Maritime Partners L.P.		32	0

Total current assets		33	1

Total assets		$33	1

Liabilities and Member’s Equity
Commitments and contingencies		—	—

Member’s Equity
Member’s equity		$1	1
Retained earnings		32	—

Total member’s equity		33	1

Total liabilities and member’s equity		$33	1

The accompanying notes are an integral part of these balance sheets.

NAVIOS GP L.L.C.
NOTES TO THE BALANCE SHEETS
(In Thousands of U.S. Dollars)
NOTE 1: NATURE OF OPERATIONS
     Navios GP L.L.C. (the “Company”), a Marshall Islands limited liability company, was formed on August 7, 2007 to become the general partner of Navios Maritime Partners L.P. (the “Partnership”). The Company is a wholly owned subsidiary of Navios Maritime Holdings Inc. (“Navios Maritime”). On August 8, 2007, Navios Maritime contributed $1 to the Company in exchange for a 100.0% ownership interest. The Company’s investment in the Partnership for its 2.0% general partner interest amounted to $32 as of December 31, 2007. There have been no other transactions involving the Company as of December 31, 2007.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (a) Cash and cash equivalents: Cash and cash equivalents consist of cash deposits held on call with banks.
     (b) Investment in an affiliate: Investment in an affiliate is an investment in an entity over which the Company has significant influence, but which it does not exercise control. This type of investment is accounted for by the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.
NOTE 3: SUBSEQUENT EVENTS
On July 1, 2008, the Company acquired additional 63,906 general partnership units in order to maintain its 2% general partner interest in the Partnership. The total acquisition cost of the units amounted to $918.

NAVIOS GP L.L.C.
BALANCE SHEETS
(In Thousands of U.S. Dollars)

		September 30,	December 31,
	Note	2008	2007
		(Unaudited)
ASSETS
Current assets

Cash		$1	$1
Investment in Navios Maritime Partners L.P.		1,032	32

Total current assets		1,033	33

Total assets		$1,033	33

Liabilities and Member’s Equity
Amounts due to related parties		573	—

Total Liabilities		573	—

Commitments and contingencies		—	—
Member’s Equity
Member’s equity		$1	1
Retained earnings		459	32

Total member’s equity		460	33

Total liabilities and member’s equity		$1,033	33

The accompanying notes are an integral part of these balance sheets.

NAVIOS GP L.L.C.
UNAUDITED NOTES TO THE BALANCE SHEETS
(In U.S. Dollars)
NOTE 1: NATURE OF OPERATIONS
Navios GP L.L.C. (the “Company”), a Marshall Islands limited liability company, was formed on August 7, 2007 to become the general partner of Navios Maritime Partners L.P. (the “Partnership”). The Company is a wholly owned subsidiary of Navios Maritime Holdings Inc. (“Navios Maritime”). On August 8, 2007, Navios Maritime contributed $1 to the Company in exchange for a 100.0% ownership interest.
On July 1, 2008, the Company acquired additional 63,906 general partnership units in order to maintain its 2% general partnership interest in the Partnership. The total acquisition cost of the units amounted to $918.
     The Company’s investment in the Partnership for its 2.0% general partner interest amounted to $1,032 at September 30, 2008. There have been no other transactions involving the Company as of September 30, 2008.
NOTE 2: RELATED PARTIES
     Balance due to related parties: Included in the current liabilities as at September 31, 2008 is an amount of $573 which represents the current liabilities due to Navios Holdings and its subsidiaries. The balance consists of a payable amount of $918 which was paid by Navios Holdings on behalf of General Partner relating to the acquisition of 63,906 general partnership units and a receivable amount of $512 for the receipt of the Partnership’s dividend by Navios Holding on behalf of General Partner of the investment income from dividends of Navios Partners amounting to $345.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8. Indemnification of Directors and Officers.
     Section 9 of the Republic of the Marshall Islands Revised Partnership Act provides as follows:
     Indemnification. Subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.
     We generally indemnify our directors and officers and the other affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and the description of such indemnification is contained in our prospectus dated November 12, 2007 and included in our registration statement on Form F-1, as amended, initially filed with the SEC on October 26, 2007 incorporated herein by this reference.
Item 9. Exhibits and Financial Statement Schedules.

Exhibit
Number	Description
1.1*	Form of Underwriting Agreement

1.2**	Certificate of Limited Partnership of Navios Maritime Partners L.P.

1.3**	First Amended and Restated Agreement of Limited Partnership of Navios Maritime Partners L.P.

1.4**	Certificate of Formation of Navios GP L.L.C.

1.5**	Limited Liability Company Agreement of Navios GP L.L.C.

1.6**	Certificate of Formation of Navios Operating GP L.L.C.

1.7**	Amended and Restated Limited Liability Company Agreement of Navios GP L.L.C.

1.8**	Limited Liability Company Agreement of Navios Operating GP L.L.C.

4.1**	Omnibus Agreement

4.2**	Management Agreement with Navios ShipManagement

4.3**	Administrative Services Agreement with Navios Maritime Holdings Inc.

4.4**	Form of First Contribution and Conveyance Agreement

4.5**	Form of Second Contribution and Conveyance Agreement go under 4s or 10s

4.6**	Form of Share Purchase Agreement for Navios TBN I

4.7**	Form of Share Purchase Agreement for Navios TBN II

4.8***	Revolving Credit and Term Loan Facility Agreement

4.9**	Common Unit Purchase Agreement between Navios Maritime Partners L.P. and Amadeus Maritime S.A.

5.1*	Opinion of Reeder and Simpson, P.C. as to the legality of the securities being registered

8.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to tax matters

8.2*	Opinion of Reeder and Simpson, P.C. relating to tax matters

23.1	Consents of PricewaterhouseCoopers S.A.

23.2*	Consent of Reeder and Simpson, P.C. (contained in Exhibit 5.1 and 8.2)

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 8.1)

24.1	Power of Attorney (included on signature page)

99.1****	Share Purchase Agreement for Navios Aurora I

Exhibit
Number	Description
99.2****	Registration Rights Agreement

*	To be filed by amendment or as an exhibit to a Current Report on Form 6-K of the registrant that is incorporated by reference into this registration statement.

**	Previously filed as an exhibit to the registrant’s registration statement on Form F-1 (File No. 333-146972) as filed with the Securities and Exchange Commission and incorporated by reference in our Annual Report.

***	Previously filed as an exhibit to a Current Report on Form 6-K filed with the Securities and Exchange Commission on November 26, 2007 and incorporated by reference in our Annual Report.

****	Previously filed as an exhibit to a Current Report on Form 6-K filed with the Securities and Exchange Commission on July 2, 2008 and hereby incorporated by reference.
Item 10. Undertakings.
     The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
a. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
d. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on the 28th day of January, 2009.

NAVIOS MARITIME PARTNERS L.P.,
By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY
     The registrant and each person whose signature appears below constitutes and appoints Angeliki Frangou his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Angeliki Frangou Angeliki Frangou	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 28, 2009

/s/ Michael McClure Michael McClure	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 28, 2009

/s/ George Achniotis George Achniotis	Director	January 28, 2009

Signature	Title	Date
/s/ Shunji Sasada Shunji Sasada	Director	January 28, 2009

/s/ Leonidas Korres Leonidas Korres	Director	January 28, 2009

/s/ Efstathios Loizos Efstathios Loizos	Director	January 28, 2009

/s/ Robert Pierot Robert Pierot	Director	January 28, 2009

/s/ John Karakadas John Karakadas	Director	January 28, 2009

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
     Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Navios Maritime Partners L.P. in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 28th day of January, 2009.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director Authorized Representative in the United States

Exhibit Index

Exhibit
Number	Description
1.1*	Form of Underwriting Agreement

1.2**	Certificate of Limited Partnership of Navios Maritime Partners L.P.

1.3**	First Amended and Restated Agreement of Limited Partnership of Navios Maritime Partners L.P.

1.4**	Certificate of Formation of Navios GP L.L.C.

1.5**	Limited Liability Company Agreement of Navios GP L.L.C.

1.6**	Certificate of Formation of Navios Operating GP L.L.C.

1.7**	Amended and Restated Limited Liability Company Agreement of Navios GP L.L.C.

1.8**	Limited Liability Company Agreement of Navios Operating GP L.L.C.

4.1**	Omnibus Agreement

4.2**	Management Agreement with Navios ShipManagement

4.3**	Administrative Services Agreement with Navios Maritime Holdings Inc.

4.4**	Form of First Contribution and Conveyance Agreement

4.5**	Form of Second Contribution and Conveyance Agreement go under 4s or 10s

4.6**	Form of Share Purchase Agreement for Navios TBN I

4.7**	Form of Share Purchase Agreement for Navios TBN II

4.8***	Revolving Credit and Term Loan Facility Agreement

4.9**	Common Unit Purchase Agreement between Navios Maritime Partners L.P. and Amadeus Maritime S.A.

5.1*	Opinion of Reeder and Simpson, P.C. as to the legality of the securities being registered

8.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to tax matters

8.2*	Opinion of Reeder and Simpson, P.C. relating to tax matters

23.1	Consents of PricewaterhouseCoopers S.A.

23.2*	Consent of Reeder and Simpson, P.C. (contained in Exhibit 5.1 and 8.2)

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 8.1)

24.1	Power of Attorney (included on signature page)

99.1****	Share Purchase Agreement for Navios Aurora I

99.2****	Registration Rights Agreement

*	To be filed by amendment or as an exhibit to a Current Report on Form 6-K of the registrant that is incorporated by reference into this registration statement.

**	Previously filed as an exhibit to the registrant’s registration statement on Form F-1 (File No. 333-146972) as filed with the Securities and Exchange Commission and incorporated by reference in our Annual Report.

***	Previously filed as an exhibit to a Current Report on Form 6-K filed with the Securities and Exchange Commission on November 26, 2007 and incorporated by reference in our Annual Report.

****	Previously filed as an exhibit to a Current Report on Form 6-K filed with the Securities and Exchange Commission on July 2, 2008 and hereby incorporated by reference.